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                                                                      EXHIBIT 5




                        [WILMER, CUTLER & PICKERING LETTERHEAD]




                                                September 13, 1996


NHP Incorporated
8065 Leesburg Pike, Suite 400
Vienna, VA 22182

     Re:  NHP Incorporated Executive Retirement Savings Plan

Ladies and Gentlemen:

     We have acted as counsel to NHP Incorporated, a Delaware corporation (the "Company"), in connection with the preparation by the Company of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of deferred compensation obligations ("Deferred Compensation Obligations") under the NHP Executive Retirement Savings Plan (the "Plan").

     For purposes of this opinion, we have examined copies of the following documents:

     1.   An executed copy of the Form S-8;

     2. The Plan, as last amended on April 18, 1996, as certified by the Assistant Secretary of the Company on September 13, 1996, as then being complete, accurate and in effect.

     3. Documents disclosing material information to Plan participants prepared in connection with the Form S-8;

     4. The Restated Certificate of Incorporation and Bylaws of the Company as certified by the Assistant Secretary of the Company on September 13, 1996 as then being complete, accurate and in effect.

     5. A copy of a Resolution of the Board of Directors dated September 13, 1994 as certified by the Assistant Secretary of the Company on September 13, 1996 as then being complete, accurate and in effect;

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     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have assumed the accuracy of the foregoing certifications, on which we are relying, and have made no independent investigation thereof.

     We are members of the Bar of the District of Columbia and the State of Maryland and do not hold ourselves out as being experts in the law of any other state. This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an independent investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

     Based upon, subject to, and limited by the foregoing, we are of the opinion that,

     1. when issued by the Company in the manner provided in the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affect creditors' rights, and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law, and

     2. the plan is not intended to qualify under Section 401 of the Internal Revenue Code. The plan is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. As such, the Plan would be exempt from the participation, vesting, funding, and fiduciary responsibility rules of the Employee Retirement Income Security Act of 1974, as amended ("ERISA:), and the provisions of the Plan have been drafted to comply with this exemption.

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     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Form S-8 on September 13, 1996, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Form S-8. Nothing herein shall be construed to cause us to be considered "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended.

                                               Sincerely,

                                               WILMER, CUTLER & PICKERING



                                              By: /s/ Richard W. Cass
                                                  -----------------------------
                                                  Richard W. Cass, a partner